UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2021

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Export Credit Facility Amendments

On March 26, 2021, Royal Caribbean Cruises Ltd. (the “Company,” “our” and “we”) entered into amendments to the export credit agreements for the financing of the first and second Evolution-class vessels for Silversea Cruises (the “Evolution Facility Amendments”) in order to, among other things, extend the period during which a breach of the financial covenants will not trigger a mandatory prepayment or default, as applicable, under each facility through and including the fourth quarter of 2022. Pursuant to the Evolution Facility Amendments, we have agreed to a minimum liquidity covenant consistent with our other export credit and non-export credit bank facilities. The Evolution Facility Amendments also restrict our ability to take certain actions during the waiver period. Subject to a number of carveouts, these include, but are not limited to, issuance of dividends, completion of share repurchases, issuances of debt other than for crisis and recovery purposes, the making of loans and the sale of assets other than at arm’s length.

Certain of the lenders participating in the Evolution Facility Amendments and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the amendments is summary in nature and is qualified in its entirety by reference to the full and complete terms of the amendments, copies of which are filed herewith as Exhibit 10.1 to 10.2 and incorporated herein by reference.

Bank Loan Facility Amendments

On March 30, 2021, we amended our $1.55 billion unsecured revolving credit facility due October 2022 with Nordea Bank ABP, New York Branch, as administrative agent (the “Nordea Revolver”), and our $1.0 billion unsecured term loan agreement due April 2022 with Bank of America, N.A., as administrative agent (the “BofA Term Loan” and, together with the Nordea Revolver, the “Bank Loan Credit Facilities”).

These amendments, among other things, extend the maturity date or termination date, as applicable, of advances and commitments under the Bank Loan Credit Facilities held by consenting lenders by 18 months and increase the interest rate margin and/or the facility fee, as applicable, with respect to advances and commitments held by such lenders.  Consenting lenders also received a prepayment and commitment reduction equal to 20% of their respective outstanding advances and commitments. Following these amendments:

•	the aggregate revolving capacity of the Nordea Revolver is $1,272,450,000 with $162,250,000 terminating in October 2022 and $1,110,200,000 terminating in April 2024; and

•	the aggregate principal balance on the BofA Term Loan is $861,500,000, with $307,500,000 maturing in April 2022 and $554,000,000 maturing in October 2023.

Certain of the lenders participating in the amended Bank Loan Credit Facilities, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the amendments is summary in nature and is qualified in its entirety by reference to the full and complete terms of the amendments, copies of which are filed herewith as Exhibit 10.3 and 10.4 and incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Amendment No. 2 in connection with the Credit Agreement in respect of Hull S-719, dated March 26, 2021, by and among Silversea Cruise Holding Ltd., the Company, KfW IPEX-Bank GmbH as facility agent and Hermes agent and the banks and financial institutions listed in Schedule 1 thereto.

10.2 Amendment No. 2 in connection with the Credit Agreement in respect of Hull S-720, dated March 26, 2021, by and among Silversea Cruise Holding Ltd., the Company, KfW IPEX-Bank GmbH as facility agent and Hermes agent and the banks and financial institutions listed in Schedule 1 thereto.

10.3 Amended and Restated Credit Agreement, dated March 30, 2021, by and among the Company, the various financial institutions as are or shall be parties thereto and Nordea Bank AB (PUBL) New York branch, as administrative agent for the lender parties.

10.4 Amended and Restated Term Loan Agreement, dated as of March 30, 2021, by and among the Company, the various financial institutions party thereto and Bank of America NA. as administrative agent.

Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: April 1, 2021	By:	/s/ Bradley H. Stein
	Name:	Bradley H. Stein
Senior Vice President, General Counsel & Secretary